Exhibit 99.(a)(3)

THE THAI CAPITAL FUND, INC.

FORM OF ARTICLES SUPPLEMENTARY

The Thai Capital Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Article Fifth of its Articles of Incorporation, amended and as supplemented (which as hereafter amended, restated and supplemented from time to time, is together with these Articles Supplementary, the “Charter”) and Section 2-208 of the Maryland General Corporation Law (“MGCL”), the Board has duly adopted resolutions reclassifying authorized but unissued shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) into 3,575,649 shares of preferred stock, par value $0.01 per share, of the Corporation.

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other provisions of the shares of preferred stock referenced in Article FIRST are as follows:

1)    Designation and Number.  A series of preferred stock, designated the “1.00% Redeemable Preferred Stock” (the “Preferred Stock”), par value $0.01 per share, is hereby established.  The total number of authorized shares of Preferred Stock shall be 3,575,649.

2)    Rank. The Preferred Stock shall, with respect to dividend and redemption rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all classes or series of shares of Common Stock (“Common Shares”) of the Corporation and to all other equity securities issued by the Corporation from time to time (together with the Common Shares, the “Junior Securities”).  The term “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Corporation.

3)    Voting Rights.  For so long as the Corporation is subject to the Investment Company Act of 1940, as amended (the “1940 Act”), (a) the holders of Preferred Stock, shall be entitled to one vote for each share, (or fraction thereof) of Preferred Stock held on any matter submitted  for a vote of the Corporation’s stockholders, and (b) the holders of outstanding shares of Preferred Stock and of shares of Common Stock shall vote together as a single class; provided however, that holders of outstanding shares of Preferred Stock, voting separately as a single class, shall have the right to elect two (2) members of the Board at any annual or special meeting of stockholders or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding shares of the Preferred Stock.  Any director elected by the holders of the Preferred Stock may be removed at any time with cause by and only by the vote of the holders of at least 75% of the shares of the Preferred Stock then outstanding at any annual or special meeting of the stockholders of the Corporation, or by a written consent in lieu of a meeting undertaken by the holders of at least 75% of the outstanding shares of the Preferred Stock, and any vacancy occurring by reason of such removal or by reason of death, resignation or inability to serve of any director so elected, shall be filled by and only by a vote of the holders of a majority of the Preferred Stock then outstanding at any annual or special meeting of the stockholders of the Corporation or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding shares of Preferred Stock.  Any director so elected under this paragraph shall serve until his or her successor is duly elected and qualifies or his or her earlier death, resignation or removal as provided herein.  In addition to any approval by stockholders that might otherwise be required, the approval of the holders of a majority of the outstanding the Preferred Stock, voting separately as a class, shall be required to (i) adopt any plan of reorganization that would adversely affect the Preferred Stock, and (ii) take any action requiring a vote of security holders under Section 13(a) of the 1940 Act, including, among other things, changes in the Corporation’s subclassification as a closed-end investment company or changes in its fundamental investment restrictions.

4)             Dividends.

a.     Each holder of the then outstanding shares of Preferred Stock shall be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 1.00% per annum of the total of $5.00 per share liquidation preference (as defined below) plus all accumulated and unpaid dividends thereon.  Such dividends shall accrue on a daily basis and be cumulative from the first date on which any share of Preferred Stock is issued, such issue date to be contemporaneous with the receipt by the Corporation of subscription funds for the Preferred Stock (the “Original Issue Date”), and shall be payable quarterly in arrears on the last calendar day of March, June September and December of each year (each a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a business day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the following business day with the same force and effect as if paid on such Dividend Payment Date.  Any dividend payable on the Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated.  Dividends will be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board as the record date for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock that may be in arrears.

b.     For so long as shares of the Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or other distribution paid in shares of, or options, warrants or rights to subscribe for or purchase Junior Securities) with respect to Junior Securities, unless (i) immediately after such transaction the Corporation would have asset coverage of at least 200% after deducting the amount of such dividend or distribution, as the case may be, (ii) full cumulative dividends on the Preferred Stock due on or prior to the date of the transaction have been declared and paid and (iii) the Corporation has redeemed the full number of shares of Preferred Stock required to be redeemed by any provision for mandatory redemption contained in these Articles Supplementary.

c.     No dividends on shares of Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.  For purposes of these Articles Supplementary, “affiliate” shall mean any party that controls, is controlled by or is under common control with the Corporation.

d.     Notwithstanding the foregoing, dividends on the Preferred Stock shall accrue whether or not the terms and provisions set forth in Sections 4(b) and (c) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.  Furthermore, dividends will be declared and paid when due in all events to the fullest extent permitted by law and except as provided herein or in Sections 4(b) and 4(c) above.  Accrued but unpaid dividends on the Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

e.     Unless full cumulative dividends on all outstanding shares of the Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of Junior Securities) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon any shares of Junior Securities, nor shall any shares of Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of Junior Securities).

f.     When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Preferred Stock, all dividends declared upon the Preferred Stock shall be declared and paid pro rata based on the number of shares of Preferred Stock then outstanding.

g.     Any dividend payment made on shares of the Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.  Holders of the Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Preferred Stock as described above.

h.     In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or otherwise, is permitted under the MGCL with respect to any shares of any class or series of stock of the Corporation, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the Liquidation Preference (as defined below) will not be added to the Corporation’s total liabilities.

5)             Liquidation Preference.

a.     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Preferred Stock then outstanding are entitled to be paid, or have the Corporation declare and set aside for payment, out of the assets of the Corporation legally available for distribution to its stockholders, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $5.00 per share, and (ii) all accrued and unpaid dividends thereon through and including the date of payment.  In the event that the Corporation elects to set aside the Liquidation Preference for payment, the shares of Preferred Stock shall remain outstanding until the holders thereof are paid the full Liquidation Preference, which payment shall be made no later than immediately prior to the Corporation making its final liquidating distribution on the Common Shares.

b.     In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding shares of Preferred Stock, then the holders of the Preferred Stock shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

c.     After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

d.     Upon the Corporation’s provision of written notice as to the effective date of any such liquidation, dissolution or winding up of the Corporation, accompanied by a check or other form of payment in the amount of the full Liquidation Preference to which each record holder of the Preferred Stock is entitled, the Preferred Stock shall no longer be deemed outstanding shares of the Corporation and all rights of the holders of such shares will terminate.  Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the share transfer records of the Corporation.

e.     The consolidation or merger of the Corporation with or into any other business enterprise or of any other business enterprise with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation; provided, however that any such transaction which results in an amendment or restatement of the Charter that has a material adverse effect on the rights and preferences of the Preferred Stock shall be deemed a liquidation of the Corporation for purposes of determining whether the Liquidation Preference is payable unless the right to receive payment is waived by holders of a majority of the outstanding shares of Preferred Stock voting as a separate class.

6)             Redemption.

a.     Optional Redemption by the Corporation.  The Corporation, at its option, may redeem shares of the Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $5.00 per share plus all accrued and unpaid dividends thereon to and including the date fixed for redemption. If less than all of the outstanding shares of Preferred Stock are to be redeemed, the shares of Preferred Stock to be redeemed may be selected by any equitable method determined by the Corporation provided that such method does not result in the creation of fractional shares.

b.     Mandatory Redemption by the Corporation.  On the first anniversary of the Original Issue Date, the Corporation shall, to the extent permitted by the 1940 Act and the MGCL, redeem all but not less than all outstanding shares of the Preferred Stock, for cash at the Redemption Price plus all accrued and unpaid dividends thereon to and including the date fixed for redemption. If the Corporation shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the shares of the Preferred Stock in accordance with this Section 6, the Corporation shall redeem on such redemption date the number of shares of Preferred Stock for which it shall have legally available funds, or is otherwise able, to redeem ratably from each holder thereof, and the remainder of the shares of the Preferred Stock shall be redeemed on the earliest practicable date on which the Corporation shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon notice of redemption.

c.     Limitations on Redemption.  Unless full cumulative dividends on all shares of Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Preferred Stock shall be redeemed or otherwise acquired, directly or indirectly, by the Corporation unless all outstanding shares of Preferred Stock are simultaneously redeemed or acquired, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of any Junior Securities of the Corporation (except by exchange for shares of Junior Securities); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock.

d.     Rights to Dividends on Shares Called for Redemption.  Immediately prior to or upon any redemption of Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends to and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

e.               Procedures for Redemption.

(i)                Upon the Corporation’s provision of written notice as to the effective date of the redemption, accompanied by a check or other form of payment in the amount of the full Redemption Price through such effective date to which each record holder of Preferred Stock is entitled, the Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of the Corporation and all rights of the holders of such shares will terminate.  Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the share transfer records of the Corporation.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Preferred Stock except as to the holder to whom notice was defective or not given.

(ii)               In addition to any information required by law, such notice shall state: (A) the redemption date; (B) the Redemption Price; (C) the number of shares of Preferred Stock to be redeemed; (D) the place or places where the shares of Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price (if not otherwise included with the notice); and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date.  If less than all of the Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Preferred Stock held by such holder to be redeemed.

(iii)              If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price.  If the Corporation shall so require and the notice shall so state, holders of Preferred Stock to be redeemed shall surrender the certificates evidencing such Preferred Stock, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Preferred Stock shall be redeemed by the Corporation at the Redemption Price.  In case less than all of the shares of Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Preferred Stock without cost to the holder thereof.  In the event that the shares of Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such shares shall be required.

(iv)              The deposit of funds with a bank or trust corporation for the purpose of redeeming Preferred Stock shall be irrevocable except that:

(A)  the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B)  any balance of monies so deposited by the Corporation and unclaimed by the holders of the Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.

f.     Status of Redeemed Shares.  Any shares of Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Preferred Stock which may be issued by the Board from time to time at its sole and absolute discretion.

7)            Conversion.  The shares of Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

8)            No Preemptive or Appraisal Rights.  No holder of Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of stock of the Corporation.  No holder of Preferred Stock shall be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute.

SECOND:  The Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

THIRD:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH:  The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Secretary on this [ ] day of January, 2013.

THE THAI CAPITAL FUND, INC.

By:
	Name:	Alan Goodson
	Title:	President

[Seal]

ATTEST:

Name:	Megan Kennedy
Title:	Secretary